Exhibit 99.1

Bain Capital GSS Investment Corp. Announces the Separate Trading of

its Ordinary Shares and Warrants Commencing November 20, 2025

Boston, Massachusetts – November 20, 2025 – Bain Capital GSS Investment Corp. (NYSE: BCSS.U) (the “Company”), a blank check company, today announced that, commencing November 20, 2025, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange under the symbols “BCSS” and “BCSS.W,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “BCSS.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Bain Capital GSS Investment Corp. is a newly organized blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to target companies with compelling, defensible business models that provide a growth platform with substantial expansion potential. The Company believes that its management team is positioned to drive long-term value creation post-business combination through accelerating growth, expanding market share, improving operational efficiency and enhancing profitability through strategic and operational support.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 29, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Investor Contact:

bcss-spac@baincapital.com

Media Contact:

Charlyn Lusk / Scott Lessne

(646) 502-3549 / (646) 502-3569

napress@baincapital.com